Exhibit 99

News Release

Contact

Bev Fleming, Investor Relations

(312) 444-7811

or

Richard Jurek, Public Relations

(312) 444-5281

http://www.northerntrust.com

FOR IMMEDIATE RELEASE

NORTHERN TRUST CORPORATION REPORTS 2005 THIRD QUARTER EARNINGS OF $.67 PER SHARE, UP 29% FROM THE PRIOR YEAR.

(Chicago, October 19, 2005) Northern Trust Corporation today reported net income per common share of $.67 for the third quarter, an increase of 29% from $.52 per share a year ago. Net income also increased 29% to $147.7 million, up from $114.7 million in the third quarter of last year. This performance resulted in a return on average common equity of 16.83%.

William A. Osborn, Chairman and Chief Executive Officer, commented, “We are pleased with this quarter’s strong performance. Double digit revenue and earnings growth were driven by an increase in trust, investment and other servicing fees and record net interest income, while operating expenses continued to be well managed. Our success in the marketplace was marked by record assets under custody, which rose 22% to $2.8 trillion, and record assets under management, which increased 14% to $607 billion. We also made solid progress integrating the operations of Baring’s Financial Services Group, which is being completed at a lower cost than originally estimated. We continue to focus on growth markets, while expanding our geographic presence and broadening our capabilities to serve our clients. This strategy places Northern Trust in a strong position for future growth.”

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FINANCIAL SERVICES GROUP ACQUISITION

On March 31, 2005, Northern Trust closed its acquisition of Baring Asset Management’s Financial Services Group (FSG). Under the terms of the agreement, the purchase price totaled 260 million British pounds Sterling and is subject to adjustment after closing to reflect changes in certain defined revenues and other factors. The post-acquisition adjustment to the purchase price is not expected to be material and is anticipated to be determined in the fourth quarter. FSG revenues in the third quarter were $45.0 million and acquisition-related funding costs were $6.3 million. Operating expenses, including integration expenses of approximately $6.0 million, were $33.3 million. The after-tax impact of this acquisition increased third quarter net income by $2.5 million.

Based on current estimates, the acquisition of FSG, including $22 million of estimated integration expenses, is expected to be neutral to 2005 net income. FSG is estimated to be modestly less accretive to earnings in 2006 than our original estimate of $.08 per share.

THIRD QUARTER PERFORMANCE HIGHLIGHTS

Revenues of $685.2 million were up 22% or $125.2 million from last year’s third quarter and included $38.7 million, net of acquisition-related funding costs, related to FSG. Adjusting for FSG, revenues increased 15%. The revenue growth reflects trust, investment and other servicing fees of $396.6 million, up 21% from the third quarter of last year. Net interest income reached a record level, up 20% from a year ago to $183.5 million. Trust, investment and other servicing fees represented 58% of total third quarter revenues, and total fee-related income represented 73% of total revenues.

Trust, investment and other servicing fees from Corporate & Institutional Services (C&IS) in the quarter were up 33% to $219.9 million from the year-ago quarter reflecting revenues from FSG, strong growth in all major products and services, improved equity markets and new business. The third quarter results include $29.9 million of fees from FSG, contributing to a 58% increase in custody and fund administration fees, which totaled $108.2 million for the quarter. Securities lending fees totaled $35.2 million, up 38% compared with last year’s third quarter, primarily reflecting both higher volumes and an increase in spreads earned on the investment of

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THIRD QUARTER PERFORMANCE HIGHLIGHTS (continued)

cash collateral. Securities lending fees were down 25% from the second quarter 2005. The second quarter results benefited from increased volume associated with the international dividend season. Fees from asset management grew 8% to $61.4 million. C&IS assets under custody totaled $2.63 trillion at September 30, 2005, up 23% from a year ago and 6% from June 30, 2005. Assets under custody include $1.18 trillion of global custody assets, an increase of 41% compared with a year ago and 9% sequentially. C&IS assets under management totaled $493.6 billion, an increase of 15% from the prior year and 3% from June 30, 2005.

Trust, investment and other servicing fees from Personal Financial Services (PFS) in the quarter increased 9% and totaled $176.7 million compared with $162.4 million a year ago. The third quarter results include $2.2 million of fees from FSG. The increase in PFS fees resulted primarily from improved equity markets and new business. Revenue growth continued to be broad-based, with all states and the Wealth Management Group reporting year-over-year increases in fees. PFS assets under custody totaled $219.3 billion at September 30, 2005, compared with $213.9 billion at June 30, 2005 and $194.2 billion at September 30, 2004. Of the total assets under custody, $113.8 billion is managed by Northern Trust compared with $111.5 billion at June 30, 2005 and $105.7 billion at September 30, 2004.

Foreign exchange trading profits were $46.4 million, including approximately $6.1 million from FSG, compared with $26.5 million in the third quarter of last year and $51.6 million in the second quarter of 2005. The increase from the prior year quarter reflects a rise in the volatility of the euro versus the U.S. dollar and an increase in client volumes. Treasury management fees in the quarter were $17.3 million compared with $22.4 million in the same quarter last year. Approximately half of this decrease was offset by improved net interest income as clients opted to pay for services via compensating balances. Revenues from security commissions and trading income were $13.9 million, up 23% from the prior year. Other operating income was $27.4 million for the third quarter compared with $19.6 million in the same period last year. Included in the current quarter results is a nonrecurring gain of $4.7 million from the sale of a property previously utilized for offsite storage.

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THIRD QUARTER PERFORMANCE HIGHLIGHTS (continued)

Net interest income for the quarter stated on a fully taxable equivalent basis totaled a record $183.5 million, up 20% from $152.6 million reported in the prior year quarter. FSG net interest income was $6.1 million and acquisition-related funding costs totaled $6.3 million in the quarter. The increase reflects both net interest margin improvement and an increase in average earning assets. The net interest margin increased to 1.81% from 1.66% in the prior year quarter reflecting an improved funding mix and wider interest rate spreads on retail deposits. Average earning assets of $40.2 billion were 10% higher than a year ago. Securities increased 29% and averaged $9.6 billion, with the increase concentrated primarily in short-term government sponsored agency and asset-backed securities. Average loans and leases increased 8% to $18.8 billion, while average money market assets increased 2% to $11.8 billion.

The reserve for credit losses at September 30, 2005 of $136.1 million was down slightly compared with the June 30, 2005 balance of $138.9 million. The provision for credit losses in the current quarter totaled $2.5 million compared with no provision in the prior year quarter. Net charge-offs in the quarter totaled $5.3 million compared with $1.3 million in the third quarter last year. Nonperforming loans totaled $34.1 million at September 30, 2005, as compared with $30.1 million at June 30, 2005 and $64.2 million at September 30, 2004. The reserve for credit losses of $136.1 million included $9.7 million allocated to loan commitments and other off-balance sheet exposures. The remaining $126.4 million reserve assigned to loans and leases at September 30, 2005 represented a reserve to loan ratio of .65%, unchanged from June 30, 2005, but down from ..79% a year ago. Nonperforming loans of $34.1 million at quarter-end represented .18% of total loans and leases and were covered 3.7 times by the related assigned reserve.

Noninterest expenses totaled $441.6 million for the quarter, up 17% from $377.8 million in the year-ago quarter. Adjusting for FSG, expenses increased by 8%. FSG expenses, including integration expenses, totaled $33.3 million in the third quarter, representing 52% of the total increase in operating expenses.

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THIRD QUARTER PERFORMANCE HIGHLIGHTS (continued)

Compensation and employee benefit expenses totaled $246.5 million, up $51.3 million or 26% compared with last year, and included $19.9 million from the addition of FSG. Adjusting for FSG, compensation and benefit expenses increased 16%. The current quarter increase was also driven by higher performance-based compensation as well as annual salary increases, and rising pension and health care costs. The prior year quarter included a reduction in the accrual for the performance-based portion of the Employee Stock Ownership Plan. Staff on a full-time equivalent basis at September 30, 2005 totaled approximately 9,000, up 13% from a year ago. Staffing level increases were primarily the result of the March 31, 2005 addition of approximately 800 FSG staff. Other staff increases primarily relate to growth in international businesses.

Other expense categories totaled $195.1 million, up $12.5 million or 7% from $182.6 million last year. The prior year period included a $17.0 million charge resulting from a litigation settlement. The current quarter includes $13.4 million from the addition of FSG. Adjusting for FSG and the previous year litigation settlement, other expenses increased by 10%. The current quarter increase also reflects higher expenses associated with business promotion and advertising, employee relocation and hiring costs, fees for global subcustody and asset management sub-advisor services and other professional services.

BALANCE SHEET

Balance sheet assets averaged $46.0 billion for the quarter, up 14% from last year’s third quarter average of $40.4 billion. The securities portfolio averaged $9.6 billion, up 29% from last year, while loans and leases averaged $18.8 billion, up 8%. Money market assets averaged $11.8 billion for the quarter, up 2% from the prior year.

Residential mortgages averaged $8.2 billion in the quarter, up 3% from the prior year’s third quarter, and represented 44% of the total average loan and lease portfolio. Commercial and industrial loans averaged $3.6 billion, up 10% from $3.2 billion last year, while personal loans increased 5% to average $2.8 billion compared with $2.6 billion in last year’s third quarter.

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BALANCE SHEET (continued)

Common stockholders’ equity averaged a record $3.5 billion, up 10% from last year’s third quarter. The increase primarily reflects the retention of earnings offset in part by the repurchase of common stock pursuant to the Corporation’s share buyback program. During the quarter, the Corporation repurchased 860,958 shares at a cost of $43.2 million. An additional 4.2 million shares are authorized for repurchase after September 30, 2005 under the previously announced share buyback program.

NINE-MONTH PERFORMANCE HIGHLIGHTS

Net income per common share of $1.97 for the nine months ended September 30, 2005 was 18% higher than the $1.67 reported in 2004. Net income was $436.8 million compared with $373.0 million earned last year and resulted in a return on average common equity of 17.24% and a return on average assets of 1.28%.

Revenues of $1.99 billion, which includes $88.0 million from FSG and $13.3 million of acquisition-related funding costs, were up 16% from the $1.72 billion last year. Trust, investment and other servicing fees were $1.16 billion for the period, up 17% compared with $991.6 million last year. Trust, investment and other servicing fees represented 58% of total revenues and total fee-related income represented 73% of total revenues.

Trust, investment and other servicing fees from C&IS increased 24% to $631.7 million from $507.6 million in the year-ago period. Custody and fund administration fees increased 43% to $289.6 million for the period, reflecting strong growth in global fees including revenues from FSG. Securities lending fees totaled $116.1 million compared with $89.7 million last year reflecting higher volumes, while fees from asset management grew 5% to $180.4 million.

Trust, investment and other servicing fees from PFS in the period increased 8% and totaled $524.2 million compared with $484.0 million last year. The increase resulted primarily from improved equity markets and new business. Revenue growth was broad-based, with all regions and the Wealth Management Group reporting year-over-year increases in fees.

Foreign exchange trading profits were $136.2 million in the period compared with $115.4 million last year. Treasury management fees were $55.4 million, down 19% from the

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NINE-MONTH PERFORMANCE HIGHLIGHTS (continued)

comparable period last year. Approximately half of this decrease was offset by improved net interest income as clients opted to pay for services via compensating balances. Revenues from security commissions and trading income were $42.4 million compared with $38.8 million in the prior year. Other operating income was $68.6 million for the period compared with $58.5 million in the same period last year and included the current quarter nonrecurring gain previously discussed.

Net interest income for the nine months, stated on a fully taxable equivalent basis, totaled $535.0 million, an increase of 19% from the $450.8 million reported in the prior year period. The net interest margin increased to 1.78% from 1.66% in the prior year due in large part to wider spreads earned on retail deposits and an improved funding mix. Total average earning assets of $40.2 billion were 11% higher than a year ago. Money market assets were up 12% and averaged $12.1 billion for the period. Average securities increased 19% to average $9.5 billion while average loans and leases were up 7% to $18.6 billion.

The provision for credit losses was $2.5 million in the first nine months of the current year compared with a negative $5.0 million in 2004. Net charge-offs totaled $5.7 million compared with $2.1 million in 2004.

Noninterest expenses totaled $1.28 billion for the period, up 13% from $1.13 billion a year-ago. FSG operating and integration expenses totaled $71.5 million in the period.

Compensation and employee benefits of $717.0 million represented 56% of total operating expenses and included $39.5 million from the addition of FSG. The current period expenses also reflect annual salary increases, higher incentive compensation and increased retirement and health care costs.

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NINE-MONTH PERFORMANCE HIGHLIGHTS (continued)

Other expense categories totaled $561.2 million for the period, up 7% from $523.5 million in 2004, and included $32.0 million from the addition of FSG. The remaining increase primarily reflects higher expenses associated with business promotion and advertising, employee relocation and hiring costs, fees for global subcustody and asset management sub-advisor services and other professional services. Partially offsetting the increase were lower expenses associated with operating risks related to servicing and managing financial assets. The prior period included the $17.0 million litigation settlement in the third quarter of last year and an $11.6 million loss in the first quarter of last year from securities processing activities.

FORWARD-LOOKING STATEMENTS

This news release may be deemed to include forward-looking statements, such as statements that relate to Northern Trust’s financial goals, dividend policy, expansion and business development plans, anticipated expense levels and projected profit improvements, business prospects and positioning with respect to market, demographic and pricing trends, strategic initiatives, re-engineering and outsourcing activities, new business results and outlook, changes in securities market prices, credit quality including reserve levels, planned capital expenditures and technology spending, anticipated tax benefits and expenses, and the effects of any extraordinary events and various other matters (including developments in litigation and regulation involving Northern Trust and changes in accounting policies, standards and interpretations) on Northern Trust’s business and results. Forward-looking statements are typically identified by words or phrases, such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may increase,” “may fluctuate,” “plan,” “goal,” “strategy,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” and “could.” Forward-looking statements are Northern Trust’s current estimates or expectations of future events or future results. Actual results could differ materially from those indicated by these statements because the realization of those results is subject to many risks and uncertainties. Northern Trust Corporation’s 2004 Annual Report to Shareholders, including the section of Management’s Discussion and Analysis captioned “Factors Affecting Future Results,” and periodic reports to

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FORWARD-LOOKING STATEMENTS (continued)

the Securities and Exchange Commission contain additional information about factors that could affect actual results, including certain economic, interest rate, market and credit risks, competitive conditions, changes in U.S. and worldwide securities markets, changes in foreign exchange rates, Northern Trust’s success in executing various parts of its business plans, including controlling expenses, the impact of the divestiture or discontinuance of portions of Northern Trust’s business, operating and technology risks (including material systems interruptions, human errors or omissions, fraud, and breaches of internal controls), risks associated with regulatory changes, and risks and uncertainties inherent in the regulatory and litigation processes. All forward-looking statements included in this news release are based on information available at the time of the release, and Northern Trust Corporation assumes no obligation to update any forward-looking statement.

WEBCAST OF THIRD QUARTER EARNINGS CONFERENCE CALL

Northern Trust’s third quarter earnings conference call will be webcast live on October 19, 2005. The Internet webcast opens the call to all investors, allowing them to listen to the Chief Financial Officer’s comments. The live call will be conducted at 11:00 a.m. CDT and is accessible on Northern Trust’s web site at:

http://www.northerntrust.com/aboutus/news/financial_releases.html

The only authorized rebroadcasts of the live call will be available on Northern Trust’s web site from 1:00 p.m. CDT on October 19, 2005 through 6:00 p.m. CDT on October 26, 2005. Participants will need Windows Mediatm software, which can be downloaded free through Northern’s web site. This earnings release can also be accessed at the above web address.

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NORTHERN TRUST CORPORATION
(Supplemental Consolidated Financial Information)

STATEMENT OF INCOME STATISTICS

($ In Millions Except Per Share Data)

	THIRD QUARTER
	2005	2004	% Change (*)
Noninterest Income
Trust, Investment and Other Servicing Fees	$396.6	$327.5	21%
Foreign Exchange Trading Profits	46.4	26.5	75
Treasury Management Fees	17.3	22.4	(23)
Security Commissions & Trading Income	13.9	11.4	23
Other Operating Income	27.4	19.6	39
Investment Security Transactions	0.1	—	N/M

Total Noninterest Income	501.7	407.4	23

Interest Income (Taxable Equivalent)	425.4	292.9	45
Interest Expense	241.9	140.3	72

Net Interest Income (Taxable Equivalent)	183.5	152.6	20

Total Revenue (Taxable Equivalent)	685.2	560.0	22

Noninterest Expenses
Compensation	198.6	161.7	23
Employee Benefits	47.9	33.5	43
Occupancy Expense	33.3	30.5	9
Equipment Expense	20.7	21.4	(3)
Other Operating Expenses	141.1	130.7	8

Total Noninterest Expenses	441.6	377.8	17

Provision for Credit Losses	2.5	—	—
Taxable Equivalent Adjustment	15.1	13.6	12

Income before Income Taxes	226.0	168.6	34
Provision for Income Taxes	78.3	53.9	45

NET INCOME	$147.7	$114.7	29%

Per Common Share
Net Income
Basic	$0.68	$0.52	31%
Diluted	0.67	0.52	29

Return on Average Common Equity	16.83%	14.40%
Average Common Equity	$3,482.5	$3,168.7	10%
Return on Average Assets	1.27%	1.13%

Common Dividend Declared per Share	$0.21	$0.19	11%

Average Common Shares Outstanding (000s)
Basic	218,013	219,234
Diluted	221,673	222,477
Common Shares Outstanding (EOP)	218,246	219,209

(*)	Percentage change calculations are based on actual balances rather than the rounded amounts presented in Supplemental Consolidated Financial Information.

Note:	The discontinued operations of Northern Trust Retirement Consulting, LLC have been incorporated into the consolidated results of Northern Trust.

NORTHERN TRUST CORPORATION
(Supplemental Consolidated Financial Information)

STATEMENT OF INCOME STATISTICS

($ In Millions Except Per Share Data)

	NINE MONTHS
	2005	2004	% Change (*)
Noninterest Income
Trust, Investment and Other Servicing Fees	$1,155.9	$991.6	17%
Foreign Exchange Trading Profits	136.2	115.4	18
Treasury Management Fees	55.4	68.1	(19)
Security Commissions & Trading Income	42.4	38.8	9
Other Operating Income	68.6	58.5	17
Investment Security Transactions	0.2	0.1	N/M

Total Noninterest Income	1,458.7	1,272.5	15

Interest Income (Taxable Equivalent)	1,192.7	831.3	43
Interest Expense	657.7	380.5	73

Net Interest Income (Taxable Equivalent)	535.0	450.8	19

Total Revenue (Taxable Equivalent)	1,993.7	1,723.3	16

Noninterest Expenses

Compensation	573.8	493.9	16
Employee Benefits	143.2	114.8	25
Occupancy Expense	96.3	92.2	4
Equipment Expense	60.6	61.9	(2)
Other Operating Expenses	404.3	369.4	9

Total Noninterest Expenses	1,278.2	1,132.2	13

Provision for Credit Losses	2.5	(5.0)	N/M
Taxable Equivalent Adjustment	44.1	40.3	10

Income before Income Taxes	668.9	555.8	20
Provision for Income Taxes	232.1	182.8	27

NET INCOME	$436.8	$373.0	17%

Per Common Share
Net Income
Basic	$2.00	$1.70	18%
Diluted	1.97	1.67	18

Return on Average Common Equity	17.24%	16.00%
Average Common Equity	$3,387.6	$3,114.7	9%
Return on Average Assets	1.28%	1.24%

Common Dividends Declared per Share	$0.63	$0.57	11%

Average Common Shares Outstanding (000s)

Basic	218,192	219,720
Diluted	221,555	223,399
Common Shares Outstanding (EOP)	218,246	219,209

NORTHERN TRUST CORPORATION
(Supplemental Consolidated Financial Information)

STATEMENT OF INCOME STATISTICS

($ In Millions Except Per Share Data)

	THIRD QUARTER 2005	SECOND QUARTER 2005	% Change
Noninterest Income
Trust, Investment and Other Servicing Fees	$396.6	$402.1	(1)%
Foreign Exchange Trading Profits	46.4	51.6	(10)
Treasury Management Fees	17.3	18.4	(6)
Security Commissions & Trading Income	13.9	14.4	(3)
Other Operating Income	27.4	21.1	30
Investment Security Transactions	0.1	—	N/M

Total Noninterest Income	501.7	507.6	(1)

Interest Income (Taxable Equivalent)	425.4	409.5	4
Interest Expense	241.9	229.7	5

Net Interest Income (Taxable Equivalent)	183.5	179.8	2

Total Revenue (Taxable Equivalent)	685.2	687.4	N/M

Noninterest Expenses
Compensation	198.6	197.0	1
Employee Benefits	47.9	48.9	(2)
Occupancy Expense	33.3	32.7	2
Equipment Expense	20.7	20.6	N/M
Other Operating Expenses	141.1	142.4	(1)

Total Noninterest Expenses	441.6	441.6	0

Provision for Credit Losses	2.5	—	—
Taxable Equivalent Adjustment	15.1	14.7	3

Income before Income Taxes	226.0	231.1	(2)
Provision for Income Taxes	78.3	81.1	(3)

NET INCOME	$147.7	$150.0	(2)%

Per Common Share
Net Income
Basic	$0.68	$0.69	(1)%
Diluted	0.67	0.68	(1)

Return on Average Common Equity	16.83%	17.84%
Average Common Equity	$3,482.5	$3,373.8	3%
Return on Average Assets	1.27%	1.29%

Common Dividend Declared per Share	$0.21	$0.21	—%

Average Common Shares Outstanding (000s)
Basic	218,013	218,114
Diluted	221,673	221,335
Common Shares Outstanding (EOP)	218,246	218,362

NORTHERN TRUST CORPORATION
(Supplemental Consolidated Financial Information)

BALANCE SHEET ($ IN MILLIONS)

	SEPTEMBER 30
	2005	2004	% Change (*)
Assets
Money Market Assets	$11,897.1	$11,896.1	N/M %
Securities
U.S. Government	17.8	57.0	(69)
Government Sponsored Agency and Other	9,532.9	5,743.3	66
Municipal	930.5	940.0	(1)
Trading Account	3.9	2.2	79

Total Securities	10,485.1	6,742.5	56
Loans and Leases	19,314.3	17,699.4	9

Total Earning Assets	41,696.5	36,338.0	15
Reserve for Credit Losses Assigned to Loans	(126.4)	(140.4)	(10)
Cash and Due from Banks	2,478.4	2,278.2	9
Trust Security Settlement Receivables	284.2	234.9	21
Buildings and Equipment, net	475.1	469.8	1
Other Nonearning Assets	3,619.6	1,929.5	88

Total Assets	$48,427.4	$41,110.0	18%

Liabilities and Stockholders’ Equity
Interest-Bearing Deposits
Savings	$8,653.2	$8,833.7	(2)%
Other Time	385.9	366.5	5
Foreign Office Time	17,732.6	13,385.7	32

Total Interest-Bearing Deposits	26,771.7	22,585.9	19
Borrowed Funds	6,225.0	6,129.1	2
Senior Notes and Long-Term Debt	1,578.2	1,490.1	6

Total Interest-Related Funds	34,574.9	30,205.1	14
Demand & Other Noninterest-Bearing Deposits	6,723.7	6,031.9	11
Other Liabilities	3,599.8	1,647.5	118

Total Liabilities	44,898.4	37,884.5	19
Common Equity	3,529.0	3,225.5	9

Total Liabilities and Stockholders’ Equity	$48,427.4	$41,110.0	18%

NORTHERN TRUST CORPORATION

(Supplemental Consolidated Financial Information)

BALANCE SHEET ($ IN MILLIONS)

	SEPTEMBER 30 2005	JUNE 30 2005	% Change
Assets
Money Market Assets	$11,897.1	$12,625.8	(6)%
Securities
U.S. Government	17.8	33.3	(47)
Government Sponsored Agency and Other	9,532.9	7,357.7	30
Municipal	930.5	939.1	(1)
Trading Account	3.9	1.5	160

Total Securities	10,485.1	8,331.6	26
Loans and Leases	19,314.3	19,968.8	(3)

Total Earning Assets	41,696.5	40,926.2	2
Reserve for Credit Losses Assigned to Loans	(126.4)	(129.9)	(3)
Cash and Due from Banks	2,478.4	1,929.3	28
Trust Security Settlement Receivables	284.2	165.0	72
Buildings and Equipment, net	475.1	476.5	N/M
Other Nonearning Assets	3,619.6	2,888.5	25

Total Assets	$48,427.4	$46,255.6	5%

Liabilities and Stockholders’ Equity
Interest-Bearing Deposits
Savings	$8,653.2	$8,792.3	(2)%
Other Time	385.9	376.5	2
Foreign Office Time	17,732.6	17,237.6	3

Total Interest-Bearing Deposits	26,771.7	26,406.4	1
Borrowed Funds	6,225.0	5,604.2	11
Senior Notes and Long-Term Debt	1,578.2	1,686.2	(6)

Total Interest-Related Funds	34,574.9	33,696.8	3
Demand & Other Noninterest-Bearing Deposits	6,723.7	6,650.7	1
Other Liabilities	3,599.8	2,461.8	46

Total Liabilities	44,898.4	42,809.3	5
Common Equity	3,529.0	3,446.3	2

Total Liabilities and Stockholders’ Equity	$48,427.4	$46,255.6	5%

NORTHERN TRUST CORPORATION

(Supplemental Consolidated Financial Information)

AVERAGE BALANCE SHEET ($ IN MILLIONS)

	THIRD QUARTER
	2005	2004	% Change (*)
Assets
Money Market Assets	$11,735.0	$11,545.3	2%
Securities
U.S. Government	28.1	52.9	(47)
Government Sponsored Agency and Other	8,671.5	6,479.6	34
Municipal	930.4	933.9	N/M
Trading Account	4.4	4.6	(5)

Total Securities	9,634.4	7,471.0	29
Loans and Leases	18,829.9	17,474.7	8

Total Earning Assets	40,199.3	36,491.0	10
Reserve for Credit Losses Assigned to Loans	(129.9)	(142.6)	(9)
Nonearning Assets	5,977.0	4,019.7	49

Total Assets	$46,046.4	$40,368.1	14

Liabilities and Stockholders’ Equity
Interest-Bearing Deposits
Savings	$8,480.9	$8,858.7	(4)%
Other Time	377.0	347.4	8
Foreign Office Time	17,974.6	11,979.8	50

Total Interest-Bearing Deposits	26,832.5	21,185.9	27
Borrowed Funds	5,738.1	7,656.1	(25)
Senior Notes and Long-Term Debt	1,664.5	1,490.2	12

Total Interest-Related Funds	34,235.1	30,332.2	13
Demand & Other Noninterest-Bearing Deposits	5,828.8	5,287.5	10
Other Liabilities	2,500.0	1,579.7	58

Total Liabilities	42,563.9	37,199.4	14
Common Equity	3,482.5	3,168.7	10

Total Liabilities and Stockholders’ Equity	$46,046.4	$40,368.1	14%

NORTHERN TRUST CORPORATION

(Supplemental Consolidated Financial Information)

QUARTERLY TREND DATA

($ In Millions Except Per Share Data)

	2005 Quarters			2004 Quarters
	Third	Second	First	Fourth	Third
Net Income Summary
Trust, Investment and Other Servicing Fees	$396.6	$402.1	$357.2	$338.7	$327.5
Other Noninterest Income	105.1	105.5	92.2	99.7	79.9
Net Interest Income (Taxable Equivalent)	183.5	179.8	171.7	164.7	152.6

Total Revenue (Taxable Equivalent)	685.2	687.4	621.1	603.1	560.0
Provision for Credit Losses	2.5	—	—	(10.0)	—
Noninterest Expenses	441.6	441.6	395.0	399.5	377.8

Pretax Income (Taxable Equivalent)	241.1	245.8	226.1	213.6	182.2
Taxable Equivalent Adjustment	15.1	14.7	14.3	14.1	13.6
Provision for Income Taxes	78.3	81.1	72.7	66.9	53.9

Net Income	$147.7	$150.0	$139.1	$132.6	$114.7

Per Common Share
Net Income - Basic	$0.68	$0.69	$0.64	$0.61	$0.52
- Diluted	0.67	0.68	0.63	0.60	0.52
Dividend Declared	0.21	0.21	0.21	0.21	0.19
Book Value (EOP)	16.17	15.78	15.37	15.04	14.71
Market Value (EOP)	50.55	45.59	43.44	48.58	40.80

Ratios
Return on Average Common Equity	16.83%	17.84%	17.06%	16.29%	14.40%
Return on Average Assets	1.27	1.29	1.29	1.19	1.13
Net Interest Margin	1.81	1.74	1.79	1.66	1.66
Productivity Ratio	155%	156%	157%	151%	148%
Risk-based Capital Ratios
Tier 1	9.7%	9.8%	9.6%	11.0%	11.3%
Total (Tier 1 + Tier 2)	12.4	12.7	12.7	13.3	13.8
Leverage	7.2	6.9	7.1	7.6	8.1

Trust Assets Under Custody ($ in Billions) - EOP **
Corporate	$2,627.7	$2,483.7	$2,405.9	$2,345.1	$2,130.6
Personal	219.3	213.9	209.9	209.3	194.2

Total Trust Assets Under Custody	$2,847.0	$2,697.6	$2,615.8	$2,554.4	$2,324.8

Managed Assets	$607.4	$589.8	$588.6	$571.9	$534.6

Asset Quality ($ in Millions) - EOP
Nonperforming Loans	$34.1	$30.1	$34.0	$32.9	$64.2
Other Real Estate Owned (OREO)	0.0	0.0	0.1	0.2	0.5

Total Nonperforming Assets	$34.1	$30.1	$34.1	$33.1	$64.7

Nonperforming Assets / Loans & OREO	0.18%	0.15%	0.18%	0.18%	0.37%

Gross Charge-offs	$5.8	$1.4	$0.1	$1.1	$1.5
Less: Gross Recoveries	0.5	0.6	0.5	0.3	0.2

Net Charge-offs (Recoveries)	$5.3	$0.8	$(0.4)	$0.8	$1.3

Net Charge-offs (Annualized) to Average Loans	0.11%	0.02%	(0.01)%	0.02%	0.03%
Reserve for Credit Losses Assigned to Loans	$126.4	$129.9	$131.1	$130.7	$140.4
Reserve to Nonaccrual Loans	371%	432%	386%	397%	219%
Reserve for Other Credit-Related Exposures	$9.7	$9.0	$8.6	$8.6	$9.7

**	Assets Under Custody do not include assets administered but not held under custody that were previously included within the category of Assets Under Administration.